Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 20, 2020

Quarterly Distribution Report No. 221

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 19, 2020.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the fourth quarter of 2019 (the “Q4 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q4 Distribution Period (the “Contingent Portion Payment”).

The Trust received $259,035 ($.9327 per Trust Unit) for the Contingent Portion Payment attributable to the Q4 Distribution Period, as compared to $138,491 ($.4987 per Trust Unit) for the payment attributable to the fourth quarter of 2019.

After receiving the Q4 contingent portion payment, the Trust paid $37,517 to third parties in connection with invoices rendered to the Trust, leaving a balance of $221,518 ($.7976 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on March 19, 2020.

During the twelve month period ended March 31, 2020, the Trust’s aggregate distributions will amount to $1,947,014 ($7.0109 per Trust Unit), as compared to $797,608 ($2.8721 per Trust Unit) during the twelve month period ended March 31, 2019.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2020 and March 31, 2019 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2020		Per Unit*

Gross royalty income collected by EMI for the period	$862,847

Less: Related royalty expense	336,962
Amount deducted by EMI	255,428
Adjustment for copyright renewals, etc.	11,422

	603,812

Balance as reported by EMI	$259,035

Payments received by Trust	$259,035		$.9327
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	37,517		.1351

Balance available for distribution	$221,518		$.7976

Distribution per Unit*		$.7976

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2019		Per Unit*	Twelve Months Ended March 31, 2020		Per Unit	Twelve Months Ended March 31, 2019		Per Unit

$517,927			$3,630,355			$3,447,398

235,946			1,225,380			1,294,987
124,812			1,149,712			1,011,544
18,678			75,743			99,675

379,436			2,450,835			2,406,206

$138,491			$1,179,520			$1,041,192

$138,491		$.4987	$1,179,520		$4.2473	$1,041,192		$3.7492
			1,000,000		3.6008
58,897		.2121	232,506		.8372	243,584		.8771

$79,594		$.2866	$1,947,014		$7.0109	$797,608		$2.8721

	$.2866			$7.0109			$2.8721